                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                          Furr's/Bishop's Incorporated
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    361115504
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                               Werbel & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                February 6, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 13 Pages

                                  SCHEDULE 13D

-------------------                                    -----------------
CUSIP No. 361115504                                    Page 2 of 13 Pages
-------------------                                    ------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON The SC Fundamental Value Fund, L.P.
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
   2,570,280

-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   2,570,280
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,570,280
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    5.3%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                   *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                  SCHEDULE 13D

-------------------                                    --------------------
CUSIP No. 361115504                                    Page 3 of 13 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Value BVI, Inc.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
   1,215,562
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   1,215,562
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,215,562
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                         [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.5%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                   *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                  SCHEDULE 13D

-------------------                                    --------------------
CUSIP No. 361115504                                    Page 4 of 13 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Inc.
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
   2,570,280
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   2,570,280
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,570,280
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    5.3%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                   *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No. 361115504                                    Page 5 of 13 Pages
-------------------                                    --------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   Gary N. Siegler
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [X]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]
------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
   1,500
------------------------------------------------------------------------------
8  SHARED VOTING POWER
   3,787,342
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   1,500
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   3,787,342
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   3,787,342
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    7.8%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No.  361115504                                   Page 6 of 13 Pages
-------------------                                    --------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   Peter M. Collery
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [X]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]
------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   U.S.A.
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
   3,785,842
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   3,785,842
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   3,785,842
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    7.8%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                                  Page 7 of 13 Pages
                                   AMENDMENT
                                     NO. 1
                                    TO THE
                                 SCHEDULE 13D


     The Reporting Persons consisting of SC Fundamental Inc.("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental BVI, Inc. ("BVI Inc."), Gary N. Siegler ("Siegler") and Peter M. Collery ("Collery"), hereby amend their Schedule 13D relating to the Common Stock, par value $0.01, of Furr's/Bishop's Incorporated ("Issuer").


Item 3.   Source and Amount of Funds of Other Consideration

          The aggregate prices of the Issuer's Common Stock (the "Shares") purchased by the Reporting Persons identified in Item 5(c) of this Schedule 13D were as follows:

          Name of                                 Aggregate
     Reporting Person                             Purchase Price

     Fund                                          $ 118,013.85
     BVI Inc. on behalf of BVI Ltd.                $  19,526.88

     The Reporting Persons listed above purchased the Shares reported herein as beneficially owned by them with working capital of Fund and BVI Ltd. or with funds extended by brokerage firms in connection with margin transactions effected for Fund and BVI Ltd.


Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on February 13, 1997, the Reporting Persons, by virtue of the language of Rule 13d-3, may be deemed to own beneficially in the aggregate the numbers and percentages of the Issuer's Common Stock set forth opposite their names below (based upon the number of shares of the Issuer's Common Stock that were reported to be outstanding in the Issuer's Form 10-K as of November 12, 1996).

                                                       Page 8 of 13 Pages


==============================================================================
        Name             Shares of Common Stock        Percentage
------------------------------------------------------------------------------
SC Fundamental Inc.      2,570,280                          5.3%
------------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.         2,570,280                          5.3%
------------------------------------------------------------------------------
SC Fundamental
Value BVI, Inc.          1,215,562                          2.5%
------------------------------------------------------------------------------
Gary N. Siegler          3,787,342                          7.8%
------------------------------------------------------------------------------
Peter M. Collery         3,785,842                          7.8%
==============================================================================

          (c) The following table sets forth transactions effected by the Fund, Siegler and by BVI Inc. on behalf of BVI Ltd. in the last 60 days. Unless otherwise noted, each of the transactions reflects a sale by means of trades on the New York Stock Exchange.

==============================================================================
                                             BVI, Inc.
               Price Per                     on behalf
Trade Date     Share($)       Fund           of BVI Ltd.    Gary N. Siegler
------------------------------------------------------------------------------
------------------------------------------------------------------------------
12/09/96         1.125       3,500           1,800              0
------------------------------------------------------------------------------
12/11/96         1.000       9,200           4,800              0
------------------------------------------------------------------------------
12/17/96         1.125      700(1)          300(1)              0
------------------------------------------------------------------------------
12/17/96         1.000      26,400          13,600              0
------------------------------------------------------------------------------
12/18/96         1.125    1,000(1)          500(1)              0
------------------------------------------------------------------------------

------
/TABLE

                                          Page 9 of 13 Pages

==============================================================================
                                          BVI, Inc.
              Price Per                   on behalf
Trade Date    Share($)        Fund        of BVI Ltd.  Gary N. Siegler
------------------------------------------------------------------------------
------------------------------------------------------------------------------
12/18/96         1.000       4,900           2,600              0
------------------------------------------------------------------------------
12/20/96         1.125    2,300(1)        1,200(1)              0
------------------------------------------------------------------------------
12/20/96         1.000       6,400           3,300              0
------------------------------------------------------------------------------
12/23/96         1.125      650(1)          350(1)              0
------------------------------------------------------------------------------
12/23/96         1.000      12,500           6,500              0
------------------------------------------------------------------------------
12/24/96         1.125      500(1)               0              0
------------------------------------------------------------------------------
12/26/96         1.125    1,600(1)          900(1)              0
------------------------------------------------------------------------------
12/26/96         1.000      15,800           8,200              0
------------------------------------------------------------------------------
12/27/96         1.125    1,300(1)          700(1)              0
------------------------------------------------------------------------------
12/30/96         1.125    1,600(1)          900(1)              0
------------------------------------------------------------------------------
12/30/96         1.000       4,600           2,400              0
------------------------------------------------------------------------------
12/31/96         1.000      35,000          18,000              0
------------------------------------------------------------------------------
01/02/97         1.125   69,160(1)          69,160              0
------------------------------------------------------------------------------
01/03/97         1.063      300(1)          200(1)              0
------------------------------------------------------------------------------
01/03/97         1.125      600(1)          400(1)              0
------------------------------------------------------------------------------
01/03/97         1.125       2,600           1,400              0
------------------------------------------------------------------------------
01/06/97         1.125      530(1)          270(1)              0
------------------------------------------------------------------------------
01/06/97         1.125       5,300           2,500              0
------------------------------------------------------------------------------

--------

                                                       Page 10 of 13 Pages

=============================================================================
                                          BVI, Inc.
                Price Per                on behalf
Trade Date       Share($)     Fund      of BVI Ltd.    Gary N. Siegler
------------------------------------------------------------------------------
01/07/97         1.125      330(1)          170(1)              0
------------------------------------------------------------------------------
01/07/97         1.125       2,300           1,200              0
------------------------------------------------------------------------------
01/08/97         1.125      400(1)          200(1)              0
------------------------------------------------------------------------------
01/08/97         1.125       2,500           1,300              0
------------------------------------------------------------------------------
01/14/97         1.125      680(1)          320(1)              0
------------------------------------------------------------------------------
01/14/97         1.125       5,835           2,765              0
------------------------------------------------------------------------------
01/15/97         1.125      660(1)          340(1)              0
-----------------------------------------------------------------------------
01/15/97         1.125      10,180           4,820              0
------------------------------------------------------------------------------
01/16/97         1.125    1,390(1)          710(1)              0
-----------------------------------------------------------------------------
01/16/97         1.125       6,790           3,210              0
------------------------------------------------------------------------------
01/20/97         1.125      340(1)          160(1)              0
------------------------------------------------------------------------------
01/21/97         1.125      270(1)          130(1)              0
------------------------------------------------------------------------------
01/21/97         1.125       6,790           3,210              0
----------------------------------------------------------------------------
01/23/97         1.125      340(1)          160(1)              0
------------------------------------------------------------------------------
01/23/97         1.125       2,720           1,280              0
------------------------------------------------------------------------------
01/24/97         1.125    1,360(1)          640(1)              0
------------------------------------------------------------------------------
01/24/97         1.125      16,330           8,670              0
-----------------------------------------------------------------------------
01/27/97         1.125    1,360(1)          640(1)              0
------------------------------------------------------------------------------
01/27/97         1.125       8,140           3,860              0
------------------------------------------------------------------------------

----------
/TABLE

                                                  Page 11 of 13 Pages

==============================================================================
                                          BVI, Inc.
                Price Per                on behalf
Trade Date       Share($)     Fund      of BVI Ltd.    Gary N. Siegler
------------------------------------------------------------------------------
01/28/97         1.125      680(1)          320(1)              0
------------------------------------------------------------------------------
01/29/97         1.125      330(1)          170(1)              0
------------------------------------------------------------------------------
01/30/97         1.125      680(1)          320(1)              0
-----------------------------------------------------------------------------
02/03/97         1.125      340(1)          160(1)              0
------------------------------------------------------------------------------
01/29/97         1.125      330(1)          170(1)              0
------------------------------------------------------------------------------
01/30/97         1.125      680(1)          320(1)              0
------------------------------------------------------------------------------
02/03/97         1.125      340(1)          160(1)              0
------------------------------------------------------------------------------
02/03/97         1.125       2,375           1,125              0
------------------------------------------------------------------------------
02/04/97         1.125      340(1)          160(1)              0
------------------------------------------------------------------------------
02/04/97         1.299    3,040(1)        1,560(1)              0
------------------------------------------------------------------------------
02/04/97         1.000       6,790           3,210              0
------------------------------------------------------------------------------
02/04/97         1.159      47,930          23,070              0
------------------------------------------------------------------------------
02/05/97         1.750      815(1)          385(1)              0
------------------------------------------------------------------------------
02/05/97         1.628      28,515          13,485              0
------------------------------------------------------------------------------

-----------

                                                       Page 12 of 13 Pages

==============================================================================
                                          BVI, Inc.
                Price Per                on behalf
Trade Date       Share($)     Fund      of BVI Ltd.    Gary N. Siegler
------------------------------------------------------------------------------
02/06/97         1.531      815(1)          385(1)              0
------------------------------------------------------------------------------
02/06/97         1.500      10,185           4,815              0
------------------------------------------------------------------------------
02/07/97         1.500      680(1)          320(1)              0
------------------------------------------------------------------------------
02/07/97         1.375      12,900           6,100              0
------------------------------------------------------------------------------
02/10/97         1.538    1,360(1)          640(1)              0
-----------------------------------------------------------------------------
02/10/97         1.387      34,625          16,375              0
------------------------------------------------------------------------------
02/11/97         1.480    2,105(1)          995(1)              0
------------------------------------------------------------------------------
02/11/97         1.387      20,370           9,630              0
------------------------------------------------------------------------------
02/12/97         1.500      680(1)          320(1)              0
------------------------------------------------------------------------------
02/12/97         1.388      40,735          19,265              0
------------------------------------------------------------------------------
02/13/97         1.500      815(1)          385(1)              0
------------------------------------------------------------------------------
02/13/97         1.375      30,550          14,450              0
------------------------------------------------------------------------------

---------

(1)  Reflects a purchase

                                                       Page 13 of 13 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997

SC FUNDAMENTAL INC.

By:
---------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery, Vice President(2)

THE SC FUNDAMENTAL VALUE FUND, L.P.

By:  SC FUNDAMENTAL INC.


By:
----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery, Vice President(2)

SC FUNDAMENTAL VALUE BVI, INC.


By:
----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery, Vice President(2)



---------------------------------
Neil H. Koffler as Attorney-in-Fact
for Gary N. Siegler(2)



---------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery, Vice President(2)

(2)Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.
90666
                                                       Page 13 of 13 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997

SC FUNDAMENTAL INC.

By:  /s/ Peter M. Collery
---------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery, Vice President(2)

THE SC FUNDAMENTAL VALUE FUND, L.P.

By:  SC FUNDAMENTAL INC.


By:   /s/ Peter M. Collery
----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery, Vice President(2)

SC FUNDAMENTAL VALUE BVI, INC.


By:   /s/ Peter M. Collery
----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery, Vice President(2)


  /s/ Gary N. Siegler
---------------------------------
Neil H. Koffler as Attorney-in-Fact
for Gary N. Siegler(2)


 /s/ Peter M. Collery
---------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery, Vice President(2)

(2)Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.
90666